Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 25, 2022
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY RESULTS

Porterville, Calif. – April 25, 2022 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2022. Sierra Bancorp reported consolidated net income of $7.4 million, or $0.49 per diluted share, for the first quarter of 2022 compared to $11.1 million, or $0.72 per diluted share, in the first quarter of 2021. The unfavorable variance in net income came largely from a $3.8 million decrease in net interest income. The Company's return on average assets and return on average equity were 0.88% and 8.64%, respectively, in the first quarter of 2022 as compared to 1.40% and 12.94%, respectively, in the first quarter of 2021.

In April 2022, the Company opened its second loan production office in Templeton, California which demonstrates our investment in expanding our agricultural presence in the state. With the recent hire of Mark Pearce, we now have seven experienced relationship managers and a strong support team of underwriters, analysts and other support focused on agricultural lending throughout California. While we have reduced exposure in the dairy industry, some of the areas of focus include winery and vineyard lending on the Central Coast and diversified farming operations in the Central Valley.

“Action is the foundational key to all success.” – Pablo Picasso

“Over the past few months, we have successfully added new agricultural, commercial real estate, and mortgage warehouse experts to our lending team,” stated Kevin McPhaill, President and CEO. “This has created a higher level of energy and excitement as we look to grow these segments of our loan portfolio. In addition to our new lenders, new loan opportunities have increased throughout our branches as our bankers diligently work with existing and new customers throughout our markets. We have also launched new deposit products and enhanced our treasury services as we look to add to our already strong deposit growth. While this year will have challenges, there will be opportunities as well. We are excited about our prospects and look forward to continued success this year!” McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the first quarter of 2021)

●	The $3.8 million, or 13%, decrease in net interest income is due mostly to a $3.4 million decrease in interest income resulting primarily from lower loan volumes combined with lower rates. In addition, there was a $0.4 million unfavorable increase in interest expense due to the issuance of subordinated debt during the third quarter of 2021.
●	The provision for credit losses on loans & leases at $0.6 million is $0.4 million higher as a result of higher charge-offs partially offset by a reduction in the pooled allowance under the new current expected credit losses (“CECL”) methodology implemented on January 1, 2022.
●	All capital ratios were above the regulatory requirements for a well-capitalized institution. The Community Bank Leverage ratio was 11.65% for Bank of the Sierra. The Sierra Bancorp leverage ratio was 10.48%.
●	Sierra Bancorp repurchased 182,562 shares totaling $4.9 million in the first quarter of 2022.

Sierra Bancorp Financial Results

April 25, 2022

●	Our Board of Directors declared a cash dividend of $0.23 per share on April 21, 2022. This is the 93rd consecutive quarterly dividend paid by Sierra Bancorp. The cash dividend is payable on May 12, 2022 to shareholders of record at the close of business on May 2, 2022.

Linked Quarter Changes (comparisons to the three months ended December 31, 2021)

●	Net income decreased by $2.2 million, or 23%, driven mostly by a $1.8 million decline in net interest income and a $0.6 million provision for credit losses compared to a $1.2 million provision reversal in the prior quarter.
●	Noninterest expense decreased $2.0 million, or 9%, favorably impacting net income, mostly due to a decrease in professional fees.

Balance Sheet Changes (comparisons to December 31, 2021)

●	Total assets were relatively unchanged at $3.4 billion.
●	Deposits increased by $83.4 million, or 3%. The growth in deposits came primarily from noninterest bearing or low-cost transaction and savings accounts, while higher-cost time deposits decreased slightly.
●	Gross loan balances were flat at $2.0 billion, however real estate secured loans increased $62.9 million, due mostly to high quality jumbo single family mortgage loan pool purchases. This increase was offset by a reduction in commercial and industrial loans of $22.6 million due predominately to Small Business Administration Paycheck Protection Program (“SBA PPP”) loan forgiveness. Other significant declines included a decrease in Mortgage Warehouse lines for $44.0 million due to reduced refinance activity.

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the
	three months ended
	3/31/2022	12/31/2021	3/31/2021
Net income	$7,407	$9,621	$11,078
Diluted earnings per share	$0.49	$0.63	$0.72
Return on average assets	0.88%	1.10%	1.40%
Return on average equity	8.64%	10.47%	12.94%

Net interest margin (tax-equivalent)	3.21%	3.31%	3.93%
Yield on average loans and leases	4.32%	4.59%	4.53%
Cost of average total deposits	0.08%	0.08%	0.09%
Efficiency ratio (tax-equivalent) (1)	67.08%	64.86%	56.43%

Total assets	$3,418,854	$3,371,014	$3,326,037
Loans & leases net of deferred fees	$1,982,131	$1,987,861	$2,284,751
Noninterest demand deposits	$1,104,691	$1,084,544	$1,020,350
Total deposits	$2,864,943	$2,781,572	$2,853,892
Noninterest-bearing deposits over total deposits	38.6%	39.0%	35.8%

Shareholders equity / total assets	9.5%	10.8%	10.5%
Tangible common equity ratio (2)	8.7%	9.9%	9.6%
Book value per share	$21.59	$23.74	$22.58
Tangible book value per share (2)	$19.58	$21.73	$20.54

(1)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document

Sierra Bancorp Financial Results

April 25, 2022

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $24.8 million for the first quarter of 2022, a decrease of $1.8 million, or 7%, as compared to the fourth quarter of 2021 and a decrease of $3.8 million, or 13%, as compared to the first quarter of 2021. As compared to the fourth quarter of 2021, overall loan interest income declined by $2.9 million, or 12%, due primarily to a $95.8 million decline in average loan balances, as well as by a 27 basis point decrease in loan yield. There was no change in the cost of interest bearing liabilities for the first three months of 2022 as compared to the prior linked quarter.

For the first quarter of 2022 as compared to the same quarter in 2021, average loan balances decreased $415.3 million, primarily in real estate loans, mortgage warehouse lines and SBA PPP loans contributing to the $5.6 million decrease in loan interest income. In addition, there was an unfavorable rate variance due to a 21 bps decrease in loan yield. While overall deposit costs declined in the first quarter of 2022 as compared to the same quarter in 2021, there was an 8 bps increase in the overall cost of interest bearing liabilities due to $50 million in subordinated debentures issued at 3.25% in September 2021.

At March 31, 2022, approximately 16% of the Bank’s loan portfolio is schedule to mature or reprice within twelve months with another 9% repricing within three years. In addition, approximately $347.3 million, or 34%, of the securities portfolio consists of floating rate bonds that will reprice in less than 90 days.

Interest expense was $1.3 million for the first quarter of 2022, relatively unchanged from the linked quarter, and an increase of $0.4 million, or 47% from the same period in 2021. The increase in the quarterly comparison is attributable to the issuance of subordinated debentures described above, as the interest expense on deposit accounts was primarily flat.

Our net interest margin was 3.21% for the first quarter of 2022, as compared to 3.31% for the linked quarter and 3.93% for the quarter ending March 31, 2021. Average overnight cash balances from increased liquidity due to deposit growth were $194.8 million in the first quarter of 2022 and $311.4 million in the fourth quarter of 2021, yielded an average rate of 19 and 15 bps respectively. The average balance of overnight cash was $76.5 million in the first quarter of 2021. The average balance of investment accounts increased $159.2 million for the first quarter of 2022 as compared to the fourth quarter of 2021 and increased $494.9 million over the same quarter in 2021. The yield on investment balances increased 6 bps for the first quarter of 2022 as compared to the fourth quarter of 2021 but declined 27 bps over the same quarter in 2021.

Provision for Credit Losses

The Company implemented the Current Expected Credit Loss ("CECL") accounting method under Financial Accounting Standards Board (FASB) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326) on January 1, 2022. Upon implementation the Company recorded a $10.4 million increase in the allowance for credit losses, which included a $0.9 million reserve for unfunded commitments as an adjustment to equity, net of deferred taxes.

The Company recorded a provision for credit losses on loan and leases of $0.6 million in the first quarter of 2022, as compared to a benefit for loan and lease losses of $1.2 million in the fourth quarter of 2021, and a provision for loan and lease losses of $0.3 million in the first quarter of 2021. The higher provision for credit losses in the first quarter of 2022

Sierra Bancorp Financial Results

April 25, 2022

over both the linked quarter and the same quarter in 2021, was primarily due to the impact of a $1.8 million in net charge-offs in the first quarter of 2022, partially offset by a decrease in the allowance for credit losses for loans evaluated on a pool basis. The increase in net charge-offs in the first quarter of 2022 was primarily related to a single loan relationship that defaulted in late March 2022 upon the discovery of new information. No additional allowance was booked for this loan individually evaluated for expected losses. The first quarter of 2022 decrease in the allowance for credit losses evaluated on a pooled basis was primarily due to a decline in the qualitative factors resulting from improvements in regional economic factors. The net benefit for loan losses in the fourth quarter of 2021 was due mostly to lower historical loan loss rates, a decline in outstanding balances on loans, and a change in the mix of loans.

The Company recorded a benefit for credit losses on unfunded commitments in the first quarter of 2022 for $0.1 million with no corresponding benefit or provision in the first quarter of 2021. The benefit for credit losses was due to a reduction in the reserve rate utilized in the calculation of the reserve as well as reductions in availability of credit lines.

The Company did not record a provision for credit losses on available-for-sale debt securities. Although there were debt securities in an unrealized loss position the declines in market values were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Noninterest income decreased by $1.0 million, or 15%, to $6.1 million in the first quarter of 2022 as compared to $7.1 million in the fourth quarter of 2021. Noninterest income decreased by $0.8 million, or 11%, in the first quarter of 2022 as compared to the same quarter in 2021. The first quarter 2022 decrease of $1.0 million, compared to the fourth quarter of 2021, is primarily due to valuation decreases related to restricted equity investments for $0.3 million and BOLI fluctuations associated with deferred compensation plans for $0.9 million. In addition, there was a $1.0 million gain on sale of securities in the first quarter of 2022 as compared to $0.7 million in gains on sales of various assets in the fourth quarter of 2021.

In comparing the first quarter of 2022 to the same period in 2021, the reasons for the variances include a $1.2 million decrease in the change in the annual valuation change of restricted equity investments, as well as BOLI fluctuations associated with deferred compensation plans for $1.2 million. These negative variances were partially offset by a $1.0 million gain on the sale of investment securities in an effort to rebalance the portfolio by selling longer duration and higher price volatility securities as a hedge against rising interest rates, due to likely persistent inflationary pressures in the near-intermediate term environment.

Service charges on customer deposit account income declined by $0.1 million, or 4%, to $3.0 million in the first quarter of 2022 as compared to the fourth quarter of 2021. This same income was $0.3 million higher in the first quarter of 2022 as compared to the first quarter of 2021 due to higher returned check charges and overdraft fees.

Noninterest Expense

Total noninterest expense had a favorable decline of $2.0 million, or 9%, in the first quarter of 2022 as compared to the fourth quarter of 2021 and decreased $0.1 million compared to the first quarter of 2021.

Salaries and benefits were $1.6 million higher in the first quarter of 2022 as compared to the fourth quarter of 2021 and $0.7 million higher than the first quarter of 2021. The increase in the linked quarter and year-over-year quarterly comparison is due to several factors, including merit increases for employees due to annual performance evaluations during the first quarter of 2022, higher payroll taxes in the first quarter, the strategic hiring of lending and management staff, and the impact of a favorable bonus adjustment in the fourth quarter of 2021. Overall full-time equivalent employees were 484 at March 31, 2022 as compared to 480 at December 31, 2021 and 508 at March 31, 2021.

Sierra Bancorp Financial Results

April 25, 2022

Occupancy expense was down $0.1 million for the linked quarters and $0.2 million lower for the first quarter of 2022 as compared to the same quarter last year. We closed five branch facilities in the second quarter of 2021 which impacted the decrease for the year-over-year quarterly comparison.

Other noninterest expense decreased $3.5 million, or 37%, in the first quarter of 2022 as compared to the fourth quarter of 2021 and was $0.6 million, or 8% lower than the first quarter of 2021. The primary reason for the decrease in both the linked quarters and the year-over-year quarterly comparison was lower professional services expense, primarily due to lower legal fees.

The Company's effective tax rate was 27.0% in the first quarter of 2022 relative to 24.2% in the fourth quarter of 2021 and 25.5% for the first quarter of 2021. The increase in the effective tax rate for the first quarter of 2022 is due to tax credits and tax-exempt income representing a smaller percentage of total taxable income.

Balance Sheet Summary

The $47.8 million, or 1% increase in total assets during the first quarter of 2022, is primarily a result of a $51.7 million increase in investment securities, due mostly to the purchase of collateralized loan obligations.

Gross loan balances remained relatively flat during the first quarter of 2022 with an overall 0.3% change. The net change did have some offsetting components with the larger fluctuations being a $44.0 million decline in mortgage warehouse line utilization, a $25.8 million decrease in non-owner occupied commercial real estate, and a $16.8 million decrease in PPP loans. These declines were mostly offset by a $109.4 million increase in 1-4 family mortgage loans due to purchases of high-quality jumbo mortgage loans. The Company’s regulatory commercial real estate concentration ratio decreased to 234% at March 31, 2022 as compared to 248% at December 31, 2021.

Regarding line utilization, unused commitments, excluding mortgage warehouse and consumer overdraft lines, were $224.4 million at March 31, 2022, compared to $242.3 million at December 31, 2021. Total utilization excluding mortgage warehouse and consumer overdraft lines was 61% at March 31, 2022, compared to 61% at December 31, 2021. Mortgage warehouse utilization was 16% at March 31, 2022, as compared to 28% at December 31, 2021.

As expected, PPP loans continue to decline as borrowers receive forgiveness on these loans. There were 160 loans for $15.0 million outstanding at March 31, 2022, compared to 438 loans for $31.8 million at December 31, 2021.

In addition to an expanded investment in agricultural lending with the recent opening of our Templeton loan production office, as described above, the real estate and mortgage warehouse teams are experiencing a build-up of existing pipelines and the boarding of new customer relationships.

Deposit balances grew by $83.4 million, or 3%, during the first quarter of 2022 to $2.9 billion at March 31, 2022. Core non-maturity deposits increased $83.6 million, or 3%, for the first three months of 2022, while customer time deposits declined by $0.2 million. There was no change in brokered deposits during the quarter. Overall noninterest-bearing deposits as a percent of total deposits decreased slightly to 38.6% at March 31, 2022, compared to 39.0% at December 31, 2021, and increased from 35.8% at March 31, 2021. Other interest-bearing liabilities of $192.3 million at March 31, 2022, include $107.8 million of customer repurchase agreements, $49.2 million in subordinated debt, and $35.3 million in trust preferred securities.

The Company continues to have substantial liquidity. At March 31, 2022, and December 31, 2021, the Company had the following sources of primary and secondary liquidity (dollars in thousands):

Primary and secondary liquidity sources	March 31, 2022	December 31, 2021
Cash and cash equivalents	$253,534	$257,528
Unpledged investment securities	861,857	806,132
Excess pledged securities	40,403	47,024

Sierra Bancorp Financial Results

April 25, 2022

FHLB borrowing availability	748,101	787,519
Unsecured lines of credit	305,000	305,000
Funds available through fed discount window	44,587	50,608
Totals	$2,253,482	$2,253,811

Total capital of $325.7 million at March 31, 2022, reflects a decrease of $36.8 million, or 10%, compared to December 31, 2021. The decrease in equity during the first quarter of 2022 is due to net income of $7.4 million, offset by a $3.5 million dividend paid to shareholders, $4.9 million in share repurchases and a $28.9 million unfavorable swing in other comprehensive income/loss due principally to changes in investment securities' fair value. The remaining difference is related to stock options exercised and restricted stock compensation recognized during the quarter.

Asset Quality

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, increased by $25.9 million, during the first quarter of 2022. The increase resulted from an increase in non-accrual loans, primarily as a result of one relationship in the dairy industry consisting of four separate loans. These loans were written down by $1.96 million in the first quarter of 2022 and no further allowance for credit losses was deemed necessary on these loans. The Company's ratio of nonperforming assets to loans plus foreclosed assets increased to 1.54% at March 31, 2022, from 0.23% at December 31, 2021 due primarily to the loan relationship downgrade previously mentioned. All of the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans are appropriate.

The Company's allowance for credit losses on loans and leases was $22.5 million at March 31, 2022, as compared to $14.3 million at December 31, 2021, and $18.3 million at March 31, 2021. The $8.3 million increase in the allowance for credit losses on loan and leases during the first quarter of 2022 is due to a $9.5 million one-time adjustment from the implementation of CECL on January 1, 2022, a $0.6 million provision for credit losses on loan and leases, and net loan charge-offs of $1.8 million.

The allowance was 1.14% of total loans at March 31, 2022, 0.72% of total loans at December 31, 2021, and 0.80% of total loans at March 31, 2021. Management's detailed analysis indicates that the Company's allowance for credit losses on loan and leases should be sufficient to cover credit losses for the life of the loan and leases outstanding as of March 31, 2022, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

The Company provided loan modification deferrals to customers under Section 4013 of the CARES Act, which were not treated as troubled debt restructured loans. As of March 31, 2022 there are no loans remaining on deferred status.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 45th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California, an SBA center, and a dedicated loan production office in Roseville, California. In 2022, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Sierra Bancorp Financial Results

April 25, 2022

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to our borrowers' actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, the health of the national and local economies, the impacts of inflation, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, closure or consolidation, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

April 25, 2022

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Cash and due from banks	$253,534	$257,528	$422,350	$373,902	$346,211
Investment securities available-for-sale, at fair value	1,025,032	973,314	732,312	607,474	552,931
Real estate loans
1-4 family residential construction	8,800	21,369	34,720	37,165	36,818
Other construction/land	24,633	25,299	25,512	27,682	50,433
1-4 family - closed-end	398,871	289,457	220,240	106,599	126,949
Equity lines	23,389	26,588	31,341	33,334	36,276
Multi-family residential	59,711	53,458	55,628	58,230	58,324
Commercial real estate - owner occupied	331,764	334,446	345,116	359,021	359,777
Commercial real estate - non-owner occupied	857,051	882,888	995,921	1,048,153	1,071,532
Farmland	98,865	106,706	124,446	125,783	126,157
Total real estate loans	1,803,084	1,740,211	1,832,924	1,795,967	1,866,266
Agricultural production loans	31,663	33,990	43,296	42,952	45,476
Commercial and industrial	87,173	109,791	132,292	150,632	183,762
Mortgage warehouse lines	57,178	101,184	126,486	150,351	187,940
Consumer loans	4,233	4,550	4,828	4,894	5,024
Gross loans and leases	1,983,331	1,989,726	2,139,826	2,144,796	2,288,468
Deferred loan and lease fees	(1,200)	(1,865)	(2,612)	(3,835)	(3,717)
Allowance for credit losses on loans and leases	(22,530)	(14,256)	(15,617)	(16,421)	(18,319)
Net loans and leases	1,959,601	1,973,605	2,121,597	2,124,540	2,266,432

Bank premises and equipment	23,239	23,571	24,490	25,949	26,795
Other assets	157,448	142,996	141,990	140,183	133,668
Total assets	$3,418,854	$3,371,014	$3,442,739	$3,272,048	$3,326,037

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,104,691	$1,084,544	$1,111,411	$1,073,833	$1,020,350
Interest-bearing transaction accounts	776,457	744,553	765,823	752,137	770,271
Savings deposits	480,178	450,785	451,248	435,076	415,230
Money market deposits	149,918	147,793	141,348	133,977	136,653
Customer time deposits	293,699	293,897	290,816	295,891	411,388
Wholesale brokered deposits	60,000	60,000	60,000	85,000	100,000
Total deposits	2,864,943	2,781,572	2,820,646	2,775,914	2,853,892

Long-term debt	49,151	49,141	49,221	-	-
Subordinated debentures	35,347	35,302	35,258	35,213	35,169
Other interest-bearing liabilities	107,760	106,937	92,553	70,535	56,527
Total deposits and interest-bearing liabilities	3,057,201	2,972,952	2,997,678	2,881,662	2,945,588

Allowance for credit losses on unfunded loan commitments	1,040	203	203	193	289
Other liabilities	34,922	35,365	80,351	32,464	32,179
Total capital	325,691	362,494	364,507	357,729	347,981
Total liabilities and capital	$3,418,854	$3,371,014	$3,442,739	$3,272,048	$3,326,037

Sierra Bancorp Financial Results

April 25, 2022

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	3,022	3,275	3,527	3,780	4,038
Total intangible assets	$30,379	$30,632	$30,884	$31,137	$31,395

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Non-accruing loans	$30,446	$4,522	$6,788	$7,276	$8,599
Foreclosed assets	93	93	93	774	945
Total nonperforming assets	$30,539	$4,615	$6,881	$8,050	$9,544

Performing TDR's (not included in NPA's)	$4,568	$4,910	$5,509	$10,774	$10,596
Net (recoveries) / charge offs	$1,778	$(168)	$(329)	$(533)	$(331)

Past due & still accruing (30-89)	$2,809	$2,013	$380	$3,197	$2,991

Non-performing loans to gross loans	1.54%	0.23%	0.32%	0.34%	0.38%
NPA's to loans plus foreclosed assets	1.54%	0.23%	0.32%	0.38%	0.42%
Allowance for credit losses on loans and leases to loans	1.14%	0.72%	0.73%	0.77%	0.80%

SELECT PERIOD-END STATISTICS
(Unaudited)
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Shareholders' equity / total assets	9.5%	10.8%	10.6%	10.9%	10.5%
Gross loans / deposits	69.2%	71.5%	75.9%	77.3%	80.2%
Non-interest bearing deposits / total deposits	38.6%	39.0%	39.4%	38.7%	35.8%

Sierra Bancorp Financial Results

April 25, 2022

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:
	3/31/2022	12/31/2021	3/31/2021
Interest income	$26,081	$27,897	$29,458
Interest expense	1,325	1,331	903
Net interest income	24,756	26,566	28,555

Provision / (benefit) for credit losses on loans and leases	600	(1,200)	250
Benefit for credit losses on unfunded loan commitments	(94)	-	-
Net interest income after provision	24,250	27,766	28,305

Service charges	3,040	3,169	2,767
BOLI (expense) income	(645)	203	583
Gain on investments	1,032	-	-
Other noninterest income	2,636	3,730	3,480
Total noninterest income	6,063	7,102	6,830

Salaries and benefits	11,805	10,237	11,151
Occupancy expense	2,294	2,366	2,486
Other noninterest expenses	6,074	9,572	6,634
Total noninterest expense	20,173	22,175	20,271

Income before taxes	10,140	12,693	14,864
Provision for income taxes	2,733	3,072	3,786
Net income	$7,407	$9,621	$11,078

TAX DATA
Tax-exempt muni income	$1,726	$1,761	$1,449
Interest income - fully tax equivalent	$26,540	$28,365	$29,843

Sierra Bancorp Financial Results

April 25, 2022

PER SHARE DATA
(Unaudited)	For the three months ended:
	3/31/2022	12/31/2021	3/31/2021
Basic earnings per share	$0.49	$0.63	$0.73
Diluted earnings per share	$0.49	$0.63	$0.72
Common dividends	$0.23	$0.22	$0.21

Weighted average shares outstanding	15,021,138	15,226,834	15,223,010
Weighted average diluted shares	15,120,990	15,297,414	15,337,710

Book value per basic share (EOP)	$21.59	$23.74	$22.58
Tangible book value per share (EOP)	$19.58	$21.73	$20.54

Common shares outstanding (EOP)	15,086,032	15,270,010	15,410,763

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:
	3/31/2022	12/31/2021	3/31/2021
Return on average equity	8.64%	10.47%	12.94%
Return on average assets	0.88%	1.10%	1.40%
Net interest margin (tax-equivalent)	3.21%	3.31%	3.93%
Efficiency ratio (tax-equivalent)¹	67.08%	64.86%	56.43%
Net charge offs (recoveries) to avg loans (not annualized)	0.09%	0.01%	(0.01)%
(1)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

NON-GAAP FINANCIAL MEASURES
(Unaudited)
	3/31/2022	12/31/2021	3/31/2021
Total stockholders' equity	$325,691	$362,494	$347,981
Less: goodwill and other intangible assets	30,379	30,632	31,395
Tangible common equity	$295,312	$331,862	$316,586

Total assets	$3,418,854	$3,371,014	$3,326,037
Less: goodwill and other intangible assets	30,379	30,632	31,395
Tangible assets	$3,388,475	$3,340,382	$3,294,642

Common shares outstanding	15,086,032	15,270,010	15,410,763

Book value per common share	$21.59	$23.74	$22.58
Tangible book value per common share	$19.58	$21.73	$20.54
Equity ratio - GAAP (total stockholders' equity / total assets	9.53%	10.75%	10.46%
Tangible common equity ratio (tangible common equity / tangible assets)	8.72%	9.93%	9.61%

Sierra Bancorp Financial Results

April 25, 2022

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:
Noninterest income:	3/31/2022	12/31/2021	3/31/2021
Service charges on deposit accounts	$3,040	$3,169	$2,767
Checkcard fees	2,056	2,165	1,894
Bank-owned life insurance	(645)	203	583
Other service charges and fees	696	992	1,718
Gain on sale of securities	1,032	—	—
Loss on tax credit investment	(113)	(133)	(133)
Other	(3)	706	1
Total noninterest income	$6,063	$7,102	$6,830
As a % of average interest earning assets (1)	0.77%	0.87%	0.93%

Noninterest expense:
Salaries and employee benefits	$11,805	$10,237	$11,151
Occupancy costs
Furniture & equipment	454	409	452
Premises	1,840	1,957	2,034
Advertising and marketing costs	406	539	321
Data processing costs	1,485	1,481	1,426
Deposit services costs	2,245	2,298	2,068
Loan services costs
Loan processing	111	158	169
Foreclosed assets	(5)	(6)	107
Other operating costs
Telephone & data communications	444	431	380
Postage & mail	56	56	84
Other	419	906	462
Professional services costs
Legal & accounting	546	2,703	442
Other professional service	143	796	897
Stationery & supply costs	85	85	78
Sundry & tellers	139	125	200
Total noninterest expense	$20,173	$22,175	$20,271
As a % of average interest earning assets (1)	2.57%	2.72%	2.75%
Efficiency ratio (2)(3)	67.08%	64.86%	56.43%

(1)	Annualized
(2)	Tax equivalent
(3)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

Sierra Bancorp Financial Results

April 25, 2022

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 194,846	$ 93	0.19%	$ 311,386	$ 120	0.15%	$ 76,504	$ 19	0.10%
Taxable	744,599	3,490	1.90%	593,959	2,403	1.61%	317,254	1,578	2.02%
Non-taxable	294,409	1,726	3.01%	285,811	1,679	2.95%	226,838	1,449	3.28%
Total investments	1,233,854	5,309	1.90%	1,191,156	4,202	1.55%	620,596	3,046	2.24%

Loans and leases: (3)
Real estate	1,753,394	18,326	4.24%	1,794,285	20,864	4.61%	1,879,359	21,391	4.62%
Agricultural production	33,986	302	3.60%	38,191	361	3.75%	46,153	419	3.68%
Commercial	97,127	1,398	5.84%	118,159	1,457	4.89%	191,656	2,451	5.19%
Consumer	4,448	206	18.78%	4,720	237	19.92%	5,422	196	14.66%
Mortgage warehouse lines	61,255	510	3.38%	90,736	747	3.27%	242,865	1,928	3.22%
Other	1,485	30	8.19%	1,430	29	8.05%	1,588	27	6.90%
Total loans and leases	1,951,695	20,772	4.32%	2,047,521	23,695	4.59%	2,367,043	26,412	4.53%
Total interest earning assets (4)	3,185,549	$ 26,081	3.38%	3,238,677	$ 27,897	3.47%	2,987,639	$ 29,458	4.05%
Other earning assets	15,679			21,425			13,275
Non-earning assets	210,724			206,344			201,114
Total assets	$ 3,411,952			$ 3,466,446			$ 3,202,028

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 202,962	$ 106	0.21%	$ 131,810	$ 80	0.24%	$ 130,763	$ 73	0.23%
NOW	546,280	82	0.06%	615,245	112	0.07%	569,171	101	0.07%
Savings accounts	467,700	67	0.06%	451,369	65	0.06%	391,091	53	0.05%
Money market	151,339	23	0.06%	146,174	25	0.07%	136,422	30	0.09%
Time deposits	293,684	234	0.32%	291,516	241	0.33%	412,416	289	0.29%
Wholesale brokered deposits	60,000	48	0.32%	60,000	49	0.32%	100,000	62	0.25%
Total interest bearing deposits	1,721,965	560	0.13%	1,696,114	572	0.13%	1,739,863	608	0.14%
Borrowed funds:
Other interest-bearing liabilities	105,238	82	0.31%	98,326	86	0.35%	63,449	48	0.31%
Long-term debt	49,143	428	3.53%	49,156	430	3.47%	—	—	0.00%
Subordinated debentures	35,320	255	2.93%	35,276	243	2.73%	35,141	247	2.85%
Total borrowed funds	189,701	765	1.64%	147,482	516	1.65%	98,590	295	1.21%
Total interest bearing liabilities	1,911,666	1,325	0.28%	1,878,872	1,331	0.28%	1,838,453	903	0.20%
Demand deposits - noninterest bearing	1,093,709			1,120,323			977,137
Other liabilities	59,026			102,838			39,199
Shareholders' equity	347,551			364,413			347,239
Total liabilities and shareholders' equity	$ 3,411,952			$ 3,466,446			$ 3,202,028

Interest income/interest earning assets			3.38%			3.47%			4.05%
Interest expense/interest earning assets			0.17%			0.16%			0.12%
Net interest income and margin (5)		$ 24,756	3.21%		$ 26,566	3.31%		$ 28,555	3.93%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for expected credit losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $0.4 million and $1.4 million for the quarters ended March 31, 2022 and 2021, respectively, and $0.8 million for the quarter ended December 31, 2021.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

April 25, 2022

#####################################